Avantair, Inc. Announces Fiscal Fourth Quarter and Full Year 2008
Financial and Operational Results

Growth in Fractional Aircraft Shares Sold Drives 51% Increase in Revenues and 50% Increase in Maintenance and Management Fees Year-over-Year

Company Approaches Profitability as EBITDA Loss Significantly Declines

CLEARWATER, Fla. - September 23, 2008 -- Avantair, Inc. (OTCBB:AAIR) (OTCBB:AAIRU) (OTCBB:AAIRW) (“the Company”), the only publicly traded stand-alone fractional operator and the sole North American provider of fractional shares in the Piaggio Avanti P.180 aircraft, today reported financial and operational results for the fourth quarter and fiscal year ended June 30, 2008.

Fourth Quarter Fiscal 2008 Business Highlights

•	Strong sales growth resulted in a 43.7% year-over-year increase in total revenues, to $31.4 million, despite challenging macro-economic conditions
o	Charter card and demonstration and other revenues increased 26.5% and 61.8%, respectively, over the prior year’s levels
o	Revenues from maintenance and management fees were $16.1 million, an increase of 40.3% versus the same year-ago period
•	Loss from operations decreased 37.3% year-over-year, to $2.1 million
•	For the months of April, May and June 2008, declining EBITDA losses were $774,477, $374,785 and $162,957, respectively, versus $1.7 million in January
•	Clean audit opinion, improved Balance Sheet, and enhanced liquidity set the stage for future growth and profitability

“Our strong fourth quarter results are reflective of our continued financial and operational performance during this fiscal year. Steady demand for our services in conjunction with more aggressive sales, marketing and advertising initiatives, resulted in increased revenue generation, despite challenging macro-economic conditions and rising fuel costs. I am very pleased to announce that significantly declining EBITDA losses during the last half of fiscal year 2008, especially during the fiscal fourth quarter, have brought us to the brink of our target of reporting profitable results from operations before depreciation and amortization. As we continue to grow our fleet, we are beginning to realize economies of scale, which are resulting in significant decreases in both charter usage and repositioning expense as a percentage of total flight hours, thereby reinforcing the leveragability of our business model,” said Steven Santo, Chief Executive Officer of Avantair.

Avantair, Inc.

“With 42 fractionalized aircraft sold to-date and enhanced liquidity, we have the means with which to continue driving sales to gain greater market share, and feel more confident than ever in our ability to achieve profitable results from operations before depreciation and amortization upon the sale of our 45th fractional aircraft,” concluded Mr. Santo.

Fourth Quarter Fiscal Year 2008 Financial Results

Total revenues for the fourth quarter ended June 30, 2008 were $31.4 million compared to $21.8 million for same period last year, an increase of 43.7%.

Revenues from fractional aircraft shares sold were $11.8 million for the fourth quarter of fiscal 2008, an increase of $4.0 million or 52% compared with $7.8 million for the fourth quarter of 2007. This was primarily due to a 32% increase in the number of fractional shares sold to 659 through the fiscal year ended June 30, 2008, from 499.5 fractional shares sold through the fiscal year ended June 30, 2007. According to accounting principles generally accepted in the United States (“GAAP”), fractional aircraft sales revenues and the associated costs of fractional aircraft sales are amortized over 60 months.

Revenues from maintenance and management fees were $16.1 million, an increase of 40.3% from $11.5 million in the fourth quarter of fiscal 2007, primarily reflecting the 32% increase in the number of fractional aircraft shares. Monthly management fees were $9,400 during the fourth quarter of fiscal 2008 versus $8,900 in the prior year quarter.

Charter card revenue and demonstration revenue for the three months ended June 30, 2008 was $2.5 million, up 27% from $2.0 million for the three months ended June 30, 2007. This reflects an increase in hours flown by customers using the Company’s card program, as a result of increased marketing of charter cards. Under GAAP accounting, charter card revenue is recognized when the cardholder uses the hours, not when the card hours are purchased.

FBO and other revenues, which consist of fees for remarketing of used aircraft shares, and rent and fuel sales from the Company’s FBO operations, increased approximately 62% to $1.0 million for the fiscal fourth quarter of 2008, from $0.6 million in the same year-ago period. The increase was due to an increase in fuel sales to customers, due to the increased price of fuel, and the increased volume of fuel used in the fractional shares, as well as an increase in rent revenue and an increase in remarketing.

The cost of flight operations, along with the cost of fuel, increased 34% to $15.4 million for the fourth quarter ended June 30, 2008 from $11.4 million for the prior year quarter due to increased maintenance expenses, increased fuel prices and flight fees borne by Avantair for repositioning flights, demonstration flights and pilot training flights, and an incremental pilot expenses due to the hiring of additional pilots to service the additional fractional shares sold, including salaries and related pilot expenses, training, hotel expenses, pilot airfare and living expenses.
SG&A expenses for the fourth quarter of 2008 were $7.1 million, or 22.7% of revenue, compared to $6.1 million, or 27.9% of revenue, in the fourth quarter of fiscal 2007. We were encouraged by the decline in these expenses as a percent of revenue, as this clearly reflects the leverage in our model as we increase our fleet.

Loss from operations for the fourth quarter of fiscal 2008 was $2.1 million versus $3.4 million in the same year-ago period.

Avantair, Inc.

Net loss for the fourth quarter of 2008 decreased by 14% to $3.3 million from $3.9 million during the same period last year.

Full-Year Fiscal 2008 Highlights

•	Fractional shares sold increased 32% to 659 through the fiscal year ended June 30, 2008 from 499.5 for the same period in the prior year
•	Total revenues grew 51% to $115.6 million from $76.4 million in the prior year
o	Revenues from maintenance and management fees increased 50% to $58.2 million, from $38.8 million for fiscal year 2007
o	Charter card and demonstration fee revenue increased 59% year-over-year, to $10.2 million
o	FBO and other revenues grew 151% to $3.7 million, from $1.5 million in fiscal year 2007
•	Net loss decreased to $18.9 million from $21.7 million in the prior year
o
Contributing to the decrease in net loss, was a 5.1% year-over-year decrease in charter usage as a percentage of total flight hours, from a 6.3% average for fiscal year 2007, to a 1.2% average for fiscal year 2008

•	Market share in the Light Jet category grew 7.1% year-over-year

Full-Year Fiscal 2008 Financial Results

Total revenues for the fiscal year ended June 30, 2008 were $115.6 million, up 51.3% from $76.4 million for the fiscal year ended June 30, 2007.

Revenues from the sale of fractional aircraft shares for the fiscal year ended June 30, 2008 increased 46.2% to $43.4 million, up from $29.7 million for the fiscal year ended June 30, 2007. This increase was due to a 32% increase in the number of fractional shares sold to 659 through the fiscal year ended June 30, 2008, up from 499.5 fractional shares sold through the same period in the prior year. According to GAAP, sales and the associated costs of fractional aircraft shares are amortized over 60 months.

Revenues from maintenance and management fees were $58.2 million for the fiscal year ended June 30, 2008, an increase of 50% from $38.8 million for the fiscal year ended June 30, 2007, primarily reflecting the 32% increase in the number of year over year fractional aircraft shares sold and an increase in the annual maintenance and management fee to $9,400 from $8,900 for new and renewing fractional share owners.

Charter card revenue and demonstration revenue increased $3.8 million to $10.2 million primarily due to a 94% increase in charter card hours flown during the fiscal year ended June 30, 2008 over hours flown during the fiscal year ended June 30, 2007. The increase was the result of increased marketing of charter cards in 2008. Under GAAP accounting, charter card revenue is recognized when the cardholder’s fractional shares are used, versus when the hours are purchased.

FBO and other revenue increased $2.3 million for the fiscal year ended June 30, 2008 to $3.7 million, or an increase of 151%. The increase was primarily due to an increase in fuel sales resulting from increased fuel prices, increased rent revenue, as well as marketing and other remarketing revenues associated with the ownership share sales.

Avantair, Inc.

The cost of flight operations, together with the cost of fuel, increased 45.1% to $66.5 million for the fiscal year ended June 30, 2008 from $45.9 million for the fiscal year ended June 30, 2007, primarily due to:

• An increase of $5.9 million in maintenance expenses, comprised primarily of an increase in maintenance salaries, parts expense and maintenance insurance coverage due to an increase in fleet size

• An increase of $7.4 million in fuel prices and flight fees (which includes landing fees, airport fees and ground transportation fees) borne by Avantair for repositioning flights, demonstration flights and pilot training flights

• An increase of $7.6 million in pilot expenses due to hiring an additional 80 pilots, including salaries and related pilot expenses, training, hotel expenses, pilot airfare and living expenses.

General and administrative expenses increased 11.7% to $20.7 million for the fiscal year ended June 30, 2008 from $18.6 million for the fiscal year ended June 30, 2007, primarily due to increases in fixed based operations, flight center expenses, pilot training, salary, payroll tax and employee benefit expenses and computer expense. The aforementioned were partially offset by a decrease in share-based compensation of $2.4 million.

Selling expenses increased to $4.7 million for the fiscal year ended June 30, 2008 from $4.3 million for the fiscal year ended June 30, 2007 due to an increase of $0.4 million in advertising expenses and aircraft shows.

Loss from operations was $16.6 million for the fiscal year ended June 30, 2008, a decrease of 12.9% from $19.0 million for the fiscal year ended June 30, 2007 for the aforementioned reasons.

Total other expense was $2.3 million for the fiscal year ended June 30, 2008 compared to $2.7 million for the fiscal year ended June 30, 2007, primarily due to recognition of a $0.3 million gain on the sale of a non-fractionalized aircraft and a $0.5 million gain through the sale of its rights to purchase 18 Embraer Phenom 100 aircraft during the fiscal year ended June 30, 2008, which were offset by a 7.5% increase in interest expense to $3.7 million for the fiscal year ended June 30, 2008 from $3.4 million for the fiscal year ended June 30, 2007.

Net loss decreased to $18.9 million for the fiscal year ended June 30, 2008 compared to $21.7 million for the fiscal year ended June 30, 2007 due to the aforementioned decrease in net loss, decrease in loss from operations and the decrease in total other expense.

Subsequent Developments

In July, Avantair announced that Matthew Doyle rejoined Avantair as the Company’s Senior Executive Vice President of Sales and Marketing. Mr. Doyle originally joined Avantair in 2002 as Vice President of Sales and Marketing. Prior to rejoining Avantair, Matt held the position of Area Sales Manager for Cessna Aircraft Company, where he achieved more than 120% of his sales goal. He has more than 18 years of experience in the aviation industry, including ten years in aircraft sales. Mr. Doyle is also a certified Flight and Ground Instructor and an Airline Transport Pilot with more than 4,000 hours of flight experience, including 400 hours in the Piaggio Avanti P.180.

Avantair, Inc.

In August, Avantair opened a 17,750 square foot FBO in Caldwell, New Jersey, where it provides fuel, ground support, concierge, and maintenance services. The Company plans to make various improvements to the facility in the near future. Caldwell is conveniently located a short distance from general aviation hubs such as White Plains and Teterboro. This addition offers Avantair’s customers a convenient and economical alternative to many of the congested airports in New York and New Jersey. Furthermore, through the offering of third party fuel services, this FBO provides the Company with a supplemental revenue stream.

Conference Call

Avantair will host a conference call to discuss financial results for its fourth quarter and Fiscal Year 2008 and provide an update on business developments at 5:00 p.m. ET today. Interested parties may participate in the conference call by dialing 800-240-4186 (303-262-2055 for international callers). When prompted, ask for the "Avantair Inc. Fourth Quarter and Fiscal Year 2008 Earnings Conference Call." A telephonic replay of the conference call may be accessed approximately two hours after the call through September 30, 2008, by dialing 800-405-2236 (303-590-3000 for international callers). The replay access code is 11120087#. The conference call will be webcast simultaneously on the Avantair Inc. website at www.avantair.com under Investors. The webcast replay will be archived for 12 months.

About Avantair

Avantair, the only publicly traded stand-alone fractional operator and the sole North American provider of fractional shares in the Piaggio Avanti P.180 aircraft, is headquartered in Clearwater, FL with approximately 400 employees. The Company offers private travel solutions for individuals and businesses traveling within its service area, which includes the continental United States, Canada, the Caribbean and Mexico, at a fraction of the cost of whole aircraft ownership. The Company currently manages a fleet of 49 aircraft, with another 60 Piaggio Avanti IIs on order through 2013. For more information about Avantair, please visit: http://www.avantair.com.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to Avantair's future financial or business performance, strategies and expectations. Forward-looking statements are typically identified by words or phrases such as "trend," "potential," "opportunity," "pipeline," "believe," "comfortable," "expect," "anticipate," "current," "intention," "estimate," "position," "assume," "outlook," "continue," "remain," "maintain," "sustain," "seek," "achieve," and similar expressions, or future or conditional verbs such as "will," "would," "should," "could," "may" and similar expressions. Avantair cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and Avantair assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in Avantair's filings with the Securities and Exchange Commission (SEC) and those as may be identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: general economic and business conditions in the U.S. and abroad, changing interpretations of generally accepted accounting principles, changes in market acceptance of the company's products, inquiries and investigations and related litigation, fluctuations in customer demand, management of rapid growth, intensity of competition. The information set forth herein should be read in light of such risks. Avantair does not assume any obligation to update the information contained in this press release.

Avantair, Inc.

Avantair’s filings with the SEC, accessible on the SEC's website at http://www.sec.gov, discuss these factors in more detail and identify additional factors that can affect forward-looking statements.

- Financial Tables to Follow -

Avantair, Inc.

Avantair, Inc. and Subsidiaries
(Formerly Ardent Acquisition Corporation)
Consolidated Balance Sheets

Assets
	June 30,
	2008	2007
Current Assets
Cash and cash equivalents	$19,149,777	$12,577,468

Accounts Receivable, net of allowance for doubtful accounts of $213,487 at June 30, 2008 and $460,377 at June 30, 2007	5,692,809	5,087,491
Inventory	252,407	579,517
Current portion of aircraft costs related to fractional sales	40,417,203	31,895,085
Current portion of notes receivable	832,107	1,015,163
Prepaid expenses and other current assets	2,173,992	378,394

Total current assets	68,518,295	51,533,118

Aircraft costs related to fractional share sales-net of current portion	92,383,071	74,870,704

Property and Equipment, at cost, net	25,663,264	15,380,698

Other assets
Cash- restricted	2,826,290	2,942,983
Deposits on aircraft	8,679,277	9,904,054
Deferred maintenance on aircraft engines	2,228,509	2,691,539
Notes receivable-net of current portion	1,008,223	1,327,552
Goodwill	1,141,159	1,141,159
Other assets	2,029,367	698,453

Total other assets	17,912,825	18,705,740

Total assets	$204,477,455	$160,490,260

Avantair, Inc.

Avantair, Inc. and Subsidiaries
(Formerly Ardent Acquisition Corporation)
Consolidated Balance Sheets

Liabilities and Stockholders' Deficit
	June 30,
	2008	2007
Current Liabilities
Accounts payable	$4,718,355	$5,765,189
Accrued liabilities	5,528,472	3,141,061
Customer deposits	1,905,682	612,500
Short-term notes payable	15,775,260
Current portion of long-term notes payable	6,648,093	4,412,288
Current portion of deferred revenue related to fractional aircraft share sales	47,778,900	38,058,547
Unearned management fee and charter card revenues	16,316,044	7,950,636

Total current liabilities	98,670,806	59,940,221

Long-term notes payable, net of current portion	23,856,322	18,560,570
Deferred revenue related to fractional aircraft share sales, net of currentportion	96,525,785	92,186,334
Other liabilities	2,636,730	1,762,159

Total long-term liabilities	123,018,837	112,509,063

Total liabilities	221,689,643	172,449,284

Commitments and Contingencies

Series A convertible peferred stock, $.0001 par value, authorized 300,000 shares;
152,000 shares issued and outstanding	14,439,358	-

Stockholders' Deficit

Perferred stock, $.0001 par value, authorized 700,000 shares; none issued	-	-

Common stock, Class A, $.0001 par value, 75,000,000 shares authorized,
15,286,792 shares issued and outstanding at June 30, 2008 and 15,220,817
shares issued and outstanding at June 30, 2007.	1,529	1,522
Additional paid-in capital	45,314,393	46,124,857
Accumulated deficit	(76,967,468)	(58,085,403)

Total stockholders' deficit	(31,651,546)	(11,959,024)

Total liabilities and stockholders' deficit	$204,477,455	$160,490,260

Avantair, Inc.

Avantair, Inc. and Subsidiaries
(Formerly Ardent Acquisition Corporation)
Consolidated Statements of Operations

	Three Months Ended June 30,		Year Ended June 30,
	2008	2007	2008	2007
Revenue
Fractional aircraft shares sold	$11,793,201	$7,778,090	$43,426,696	$29,695,175
Maintenance and management fees	16,090,000	11,470,917	58,211,457	38,787,596
Charter card and demonstration revenue	2,476,340	1,957,102	10,233,232	6,420,336
FBO and other revenues	1,029,268	636,292	3,747,598	1,490,125

Total revenue	31,388,809	21,842,401	115,618,983	76,393,232

Operating expenses
Cost of fractional aircraft shares sold	10,264,521	6,342,927	36,637,959	24,370,988
Cost of flight operations	11,249,573	8,638,780	50,058,692	35,665,057
Cost of fuel	4,115,481	2,792,831	16,489,422	10,192,406
Write-off of aircraft deposit	-	-	-	300,000
General and administrative expenses	5,850,720	4,683,527	20,703,120	18,540,610
Selling expenses	1,277,922	1,427,517	4,670,246	4,333,268
Depreciation and amortization	745,732	1,331,879	3,624,710	2,013,530
Total operating expenses	33,503,949	25,217,462	132,184,149	95,415,859

Loss from operations	(2,115,140)	(3,375,061)	(16,565,166)	(19,022,627)

Other income (expenses)
Interest income	64,495	177,114	482,664	444,179
Other income	520,292	-	861,662	284,723
Interest expense	(1,806,174)	(679,529)	(3,661,227)	(3,406,181)
Total other expenses	(1,221,387)	(502,415)	(2,316,901)	(2,677,279)

Net Loss	(3,336,525)	(3,877,476)	(18,882,065)	(21,699,906)

Preferred stock dividend and accretion of expenses	(367,992)	-	(903,851)	-
Net loss attributable to common stockholders	$(3,704,517)	$(3,877,476)	$(19,785,916)	$(21,699,906)

Loss per common share:
Basic and diluted	$(0.24)	$(0.44)	$(1.30)	$(2.47)

Weighted- average common shares outstanding:
Basic and diluted	15,259,476	8,780,234	15,230,482	8,780,234

Avantair, Inc.

Avantair, Inc. and Subsidiaries
Formerly Ardent Acquisition Corporation)
Condensed Consolidated Statements of Operations
For the Six Months Ended June 30, 2008

	January	February	March	April	May	June
Revenue	$10,105,546	$9,593,965	$10,245,899	$10,264,227	$10,451,238	$10,673,343

Cost of goods sold	3,143,834	3,006,472	3,254,022	3,298,867	3,459,206	3,506,448
Operating expenses	8,699,621	8,090,882	7,777,756	7,739,837	7,366,817	7,387,041
Depeciation expense	385,342	383,849	363,675	249,156	249,156	247,419
	12,228,797	11,481,203	11,395,453	11,287,860	11,075,179	11,140,907

Loss from operations	$(2,123,251)	$(1,887,238)	$(1,149,554)	$(1,023,633)	$(623,941)	$(467,564)

EBITDA	$(1,737,909)	$(1,503,389)	$(785,879)	$(774,477)	$(374,785)	$(162,957)

Contact:
Avantair, Inc.	The Piacente Group, Inc.
Richard Pytak, Chief Financial Officer	Lesley Snyder
727-538-7910 x.105	212-481-2050
rpytak@avantair.com	lesley@thepiacentegroup.com

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